Exhibit 5.1

Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong Tel +852.3923.1111 Fax +852.3923.1100 Email HongKong@loeb.com	樂博律師事務所有限法律責任合夥 香港中環康樂廣場1號 怡和大廈2206-19室 電話 +852.3923.1111 傳真 +852.3923.1100 電郵 HongKong@loeb.com

July 8, 2026

AfterNext Acquisition I Corp.

13 Stamford Road,

#02-11, Singapore 178905

Re: AfterNext Acquisition I Corp.

Ladies and Gentlemen:

We have acted as U.S. counsel to AfterNext Acquisition I Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 10,000,000 units (the “Units”), with each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), one right to receive one-fourth (1/4th) of one Ordinary Share (the “Rights”) and one warrant (the “Warrants”); (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Ordinary Shares, Rights and Warrants issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon conversion of the Rights and Warrants included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Units, the Rights and the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that the Rights and Warrants (including the Rights and Warrants issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the underwriters party thererto (the “Underwriting Agreement”), will constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Principal Robert CALDWELL Roy CHOI Michael FUNG Lewis HO Jeffrey KUNG Lynia LAU Shirley LAU Wallace LAU Alfred LEE Polly LIU Terence WONG A Hong Kong firm of solicitors.

Los Angeles New York Chicago Nashville Washington, DC San Francisco Tysons Beijing Hong Kong www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP